Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-233649

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2019

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 6, 2019)

$35,000,000

Middlesex Water Company

Common Stock

Middlesex Water Company (“Middlesex” or the “Company”) is offering $35,000,000 of its common stock, no par value (“Middlesex Common Stock”).

Middlesex Common Stock is listed on the NASDAQ Global Select Market under the symbol “MSEX.” On November 18, 2019, the closing price of Middlesex Common Stock on the NASDAQ Global Select Market was $60.56 per share.

Investing in Middlesex Common Stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement, page 4 of the accompanying prospectus and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total(1)
Public offering price	$	$
Underwriting Discounts and Commissions (1)	$	$
Proceeds, before expenses, to Middlesex	$	$

(1) Assumes no exercise of the underwriters’ option to purchase additional shares, described below.

The underwriters have an option, exercisable within 30 days after the date of this prospectus supplement, to purchase up to           additional shares of Middlesex Common Stock directly from us on the same terms set forth above.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement. If any other information or representations are given or made, you must not rely on them as having been authorized.

The underwriters expect to deliver the shares of Middlesex Common Stock to purchasers on or about          , 2019.

Baird
Janney Montgomery Scott
Boenning & Scattergood

This Prospectus Supplement is dated November      , 2019

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Middlesex,” “Company,” “we,” “us,” “our” or similar references mean Middlesex Water Company, and its subsidiaries. In this prospectus supplement references to “$” or “dollars” are to the lawful currency of the United States.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Middlesex Common Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated September 6, 2019, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the United States Securities and Exchange Commission (the “SEC”) before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 we have filed with the SEC, under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may find the registration statement, including exhibits, on the SEC’s website at www.sec.gov. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may provide to you in connection with this offering. Neither we nor the underwriters take any responsibility for, or provide any assurances as to the reliability of, any additional or different information that others may give you. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide to you in connection with this offering is accurate only as of their respective dates or as of the respective dates specified in such information, as applicable, and the information contained in documents incorporated by reference is accurate only as of the respective dates of those documents or as of the respective dates specified in such information, as applicable, in each case regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any such free writing prospectus or any sale of Middlesex Common Stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell or a solicitation of an offer to buy shares of Middlesex Common Stock in any state or other jurisdiction to any person to whom it is unlawful to make such an offer or solicitation.

S-i

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference, and in particular those factors referenced in the “Risk Factors” sections in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference.

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference, contain forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our expected financial condition, performance, prospects and earnings;
•	strategic plans for growth;
•	our expected liquidity needs during the upcoming fiscal year and beyond and the sources and availability of funds to meet our liquidity needs;
•	expected customer rates, consumption volumes, service fees, revenues, margins, expenses and operating results;
•	financial projections;
•	the expected amount of cash contributions to fund our retirement benefit plans, anticipated discount rates and rates of return on retirement benefit plan assets;
•	our ability to pay dividends;
•	our compliance with environmental laws and regulations and estimations of the materiality of any related costs;
•	the safety and reliability of our equipment, facilities and operations;
•	trends;
•	the availability and quality of our water supply;
•	the decisions of governmental and regulatory bodies, including decisions to raise or lower customer rates;
•	the timeliness and outcome of regulatory commissions’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions, taxes, permitting and other decisions;
•	changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts;
•	limitations on the availability of our water supplies or sources of water, or restrictions on our use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors;
•	changes in laws, governmental regulations and policies, including with respect to environmental, health and safety, water quality and emerging contaminants, public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections;

S-ii

•	weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds flooding, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms and solar flares;
•	our ability to appropriately maintain current infrastructure, including our operational and information technology (“IT”) systems;
•	exposure or infiltration of our critical infrastructure, operational technology and IT systems, including the disclosure of sensitive or confidential information contained therein, through physical or cyber-attacks or other means;
•	our ability to obtain permits and other approvals for projects;
•	changes in our capital requirements;
•	our ability to control operating expenses and to achieve efficiencies in our operations; and
•	the intentional or unintentional actions of a third party, including contamination of our water supplies or water provided to our customers.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those indicated by these forward-looking statements, as well as those risks more fully discussed in the sections of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Item 1A: Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K for the year ended December 31, 2018.

Given these uncertainties, readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which such statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake to update any forward-looking statements after the date of this prospectus or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

S-iii

SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about the shares we are offering as well as information regarding our business and detailed financial data. You should read this prospectus supplement, the accompanying prospectus and any information incorporated by reference herein and therein in their entirety before making an investment decision.

The terms “Company,” “we,” “our,” and “us” refer to Middlesex Water Company and its subsidiaries, including Tidewater Utilities, Inc. (“Tidewater”), and Tidewater’s wholly-owned subsidiaries, Southern Shores Water Company, LLC (“Southern Shores”) and White Marsh Environmental Systems, Inc. (“White Marsh”), Tidewater Environmental Services, Inc. (“TESI”), Pinelands Water Company (“Pinelands Water”), Pinelands Wastewater Company (“Pinelands Wastewater”), Utility Service Affiliates, Inc. (“USA”), Utility Service Affiliates (Perth Amboy), Inc. (“USA-PA”) and Twin Lakes Utilities, Inc. (“Twin Lakes”). The term “you” refers to a prospective investor. The term “Middlesex System” refers to our central New Jersey water utility. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including especially the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus, as well as the documents to which we have referred you in the section entitled “Where You Can Find More Information.”

Our Company

Middlesex Water Company has operated as a water utility in New Jersey since 1897, in Delaware, through our wholly owned subsidiary, Tidewater, since 1992 and in Pennsylvania, through our wholly owned subsidiary, Twin Lakes, since 2009. We are in the business of collecting, treating, distributing and selling water for domestic, commercial, municipal, industrial and fire protection purposes. We also operate New Jersey municipal water, wastewater and storm water systems under contract and provide water and wastewater services in New Jersey and Delaware through our subsidiaries, including Tidewater (and Tidewater’s wholly owned subsidiaries, Southern Shores and White Marsh), TESI, Pinelands Water, Pinelands Wastewater, USA, USA-PA and Twin Lakes. We are regulated as to the rates charged to customers for water and wastewater services, as to the quality of water service we provide and as to certain other matters. Only our USA, USA-PA and White Marsh subsidiaries are not regulated utilities as to their rates.

The Middlesex System provides water service to approximately 61,000 retail customers, primarily in central New Jersey. The Middlesex System also provides water service under contract to municipalities in central New Jersey with a total population of approximately 219,000. Through our subsidiary, USA-PA, we operate the water supply system and wastewater system for the City of Perth Amboy, New Jersey. Our other New Jersey subsidiaries, Pinelands Water and Pinelands Wastewater, provide water and wastewater services to residents in Southampton Township, New Jersey. Our USA subsidiary operates the Borough of Avalon, New Jersey’s water utility, sewer utility and storm water system under a ten-year operations and maintenance contract. Under a marketing agreement with HomeServe USA, USA offers residential customers in New Jersey and Delaware a menu of water and wastewater related home maintenance programs.

Our Delaware subsidiaries, Tidewater and Southern Shores, provide water services to approximately 47,000 retail customers in New Castle, Kent and Sussex Counties, Delaware. Our TESI subsidiary provides regulated wastewater service to approximately 3,600 residential retail customers in Delaware. Our White Marsh subsidiary serves an additional 4,000 residential customers under operating contracts with various owners of small water and wastewater systems in Kent and Sussex Counties.

Our Twin Lakes subsidiary provides water system services to 120 retail customers in Shohola, Pennsylvania.

Our Business Strategy

Invest in Projects, Products and Services that Complement our Core Water and Wastewater Competencies

In 2018, we initiated our “Water for Tomorrow”® program designed to upgrade and replace utility infrastructure as well as enhance the integrity and reliability of assets to better serve current and future generations of water and wastewater customers. We have identified $105.0 million of capital expenditure projects in 2019, and plan to invest $220.0 million in various upgrades and utility plant replacements through 2021.

Timely and Adequate Recovery of Infrastructure Investments and Other Costs to Maintain Service Quality

Recent petitions for rate relief have increased our cash generating ability. Since 2017, rate changes have resulted in a net increase in annual revenues of approximately $5.6 million. Increased cost savings from modernized facilities and infrastructure are also expected to improve cash flows.

Operation of Municipal and Industrial Water and Wastewater Systems on a Contract Basis

Contract arrangements with municipalities and other service providers, which are not regulated as to rates, offer an avenue for growth into the future. In July 2018, USA-PA successfully renewed an expiring contract to operate Perth Amboy, New Jersey’s water and wastewater collection systems through a competitive proposal process. The $67.0 million base professional services contract extends through 2028.

Prudent Acquisition of Investor and Municipally-owned Water and Wastewater Utilities

Numerous municipally-owned and investor-owned regulated water and wastewater utility systems operate in the mid-Atlantic area. We have extensive experience acquiring and integrating other market participants and assets. This ability was most recently exemplified by the approval granted in October 2019 by the Delaware Public Service Commission for our acquisition of the water utility assets of J.H. Wilkerson and Son, Inc.

Provide Exceptional Services and Maintain Commitment to our Status as a Trusted Brand

We take pride in our ability to provide quality and life-sustaining water, wastewater and related utility services. Thousands of individual homes and businesses depend on our exceptional levels of service quality. This serious responsibility to deliver value to our customers, communities and shareholders motivates us to seek out ways to continually improve our business for the benefit of customers and shareholders.

Our Competitive Strengths

Demonstrated Earnings Power

Our earnings are principally derived from the return on investment we earn on our utility assets. In the five years from 2014 to 2018, we successfully grew revenues from $117.1 million to $138.1 million. In the same period, diluted earnings per share has risen from $1.13 to $1.96 representing a compound annual growth rate of 14.8%.

Operations in Constructive Regulatory Jurisdictions

We currently have regulated utility operations in states which have collectively provided constructive regulatory environments for our utility operations. We have a wealth of experience working alongside regulators to provide quality water and wastewater services.

Significant Opportunities for Investment in Infrastructure

We are able to leverage our expertise in infrastructure improvements to improve safety and reliability throughout the states in which we operate. Our “Water for Tomorrow”® program has identified $325.0 million of capital expenditure projects aimed at modernizing our facilities and operations. Cost savings associated with this new equipment can contribute to earnings expansion moving into the future.

History of Dividend Growth

In 2018, we returned $0.91 per share in dividends to our investors. This represents a 5.8% increase over dividends paid in 2017. We have continually paid dividends since 1912 and for each of the past 47 years, we have increased the dividends we pay to shareholders. On October 23, 2019, we announced that our Board of Directors declared a quarterly cash dividend of $0.25625 per share, a 6.7% increase from the $0.24 per share dividend declared in July 2019.

Experienced Management Team

Our senior management team is highly experienced in the water and wastewater utility industry. Dennis W. Doll, Chairman, President and CEO, has been with the Company for 15 years and has been in his role as CEO since 2006. The team is supported by a deep roster of core employees in leadership positions with extensive experience in the operation of regulated utility businesses.

Corporate Information

Middlesex Water Company’s principal executive offices are located at 485C Route 1 South, Suite 400, Iselin, New Jersey 08830 and our phone number is (732) 634-1500. Our website is located at www.middlesexwater.com. The information on our website is not part of this prospectus supplement.

The Offering

The following summary contains basic information about this offering and may not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide to you in connection with this offering and the documents incorporated by reference herein and therein before making an investment decision.

Issuer	Middlesex Water Company, a New Jersey Corporation
Description of Security Offered	shares of Middlesex Common Stock
Underwriters’ Option	The underwriters have an option, exercisable in whole or from time to time in part, to purchase up to additional shares of Middlesex Common Stock directly from us, exercisable for 30 days after the date of this prospectus supplement.
Middlesex Common Stock to be Outstanding Immediately after This Offering(1)	shares (or shares if the underwriters exercise their option to purchase additional shares of Middlesex Common Stock in full).
Nasdaq Global Select Market Symbol	MSEX
Annualized Dividend Rate(2)	$1.025 per share
Use of Proceeds	We expect to use all of the net proceeds from this offering for general corporate purposes, including paying down short-term borrowings, completing acquisitions and funding initiatives. See “Use of Proceeds.”
Risk Factors	Investing in Middlesex Common Stock involves risks. See “Risk Factors” in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the risks and other factors you should carefully consider before deciding to invest in shares of Middlesex Common Stock.
Transfer Agent and Registrar	Broadridge Corporate Issuer Solutions, Inc.

(1) In this prospectus supplement, unless otherwise indicated, the number of shares of Middlesex Common Stock outstanding and other information based thereon is based on 16,670,563 shares of Middlesex Common Stock outstanding as at November 18, 2019.

(2) Based upon the fourth quarter of 2019 dividend rate of $0.25625 per share annualized. Future dividends, if any, may be declared and paid at the discretion of the Company’s Board of Directors and will depend on our future earnings, financial condition and other factors.

Summary Consolidated Financial Data

The following table sets forth summary consolidated financial data for the periods indicated. The summary consolidated financial data as of September 30, 2019 and 2018, and for the nine-month periods ended September 30, 2019 and 2018 have been derived from our unaudited financial statements which have been incorporated by reference in this prospectus supplement, and in the opinion of management, contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 30, 2019 and 2018 and the results of operations for the nine-month periods ended September 30, 2019 and 2018.

The summary consolidated financial data as of December 31, 2018, 2017 and 2016, and for each of the one-year periods ended December 31, 2018, 2017 and 2016 have been derived from our audited financial statements, which have been incorporated by reference in this prospectus supplement. The information set forth below should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements incorporated by reference in this prospectus supplement. Historical operating results are not necessarily indicative of results for any other period and operating results for the nine-month period ended September 30, 2019, are not necessarily indicative of operating results which may be expected for the full year.

Income Statement Data:	Nine Months Ended September 30,		Years Ended December 31,
	2019	2018	2018	2017	2016
	(unaudited)
	(in thousands, except per share data)
Operating Revenues	$101,859	$104,809	$138,077	$130,775	$132,906
Operating Expenses	73,897	74,820	100,935	92,977	92,604
Interest Expense	4,984	4,929	6,758	5,506	5,293
Net Income	25,818	25,459	32,452	22,809	22,742
Earnings Applicable to Common Stock	25,716	25,351	32,308	22,665	22,598
Earnings Per Share of Common Stock:
Basic	$1.56	$1.55	$1.97	$1.39	$1.38
Diluted	$1.55	$1.54	$1.96	$1.38	$1.38
Dividends Paid Per Share of Common Stock	$0.7200	$0.6713	$0.9113	$0.8575	$0.8075
Average Number of Shares Outstanding:
Basic	16,520	16,379	16,384	16,330	16,270
Diluted	16,673	16,535	16,540	16,486	16,426

Balance Sheet Data:	As of September 30,		As of December 31,
	2019	2018	2018	2017	2016
	(unaudited)
	(in thousands)
Utility Plant-Net	$677,750	$599,104	$618,487	$557,240	$517,776
Total Assets	887,353	752,798	767,830	661,140	620,161
Long-Term Debt (excluding current portion)	228,272	141,083	152,851	139,045	134,538
Short-Term Debt	65,661	55,827	55,843	34,865	18,159
Common Equity	275,795	245,154	248,787	229,175	218,437

RISK FACTORS

Investing in Middlesex Common Stock involves risks. You should review and carefully consider the risks, uncertainties and other factors described below and all of the information included elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before deciding to invest in the shares of Middlesex Common Stock. We also urge you to consider carefully the risks, uncertainties and other factors set forth under the heading “Forward-Looking Statements”. However, additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, operations, financial condition and financial results and the value of the Middlesex Common Stock.

Risks Related to Middlesex Common Stock

The price of Middlesex Common Stock may be volatile. This volatility may affect the price at which you could sell Middlesex Common Stock, and the sale or resale of substantial amounts of Middlesex Common Stock could adversely affect the market price of Middlesex Common Stock.

The price of Middlesex Common Stock may be volatile. This volatility may affect the price at which you could sell Middlesex Common Stock, and the sale or resale of substantial amounts of Middlesex Common Stock could adversely affect the market price of Middlesex Common Stock. The market price for Middlesex Common Stock has historically experienced, and may continue to experience, volatility. This volatility may affect the price at which you could sell Middlesex Common Stock, and the sale or issuance of substantial amounts of Middlesex Common Stock, or the perception that such sales or issuances could occur, could adversely affect the market price of Middlesex Common Stock. In addition, the availability for sale of substantial amounts of Middlesex Common Stock could adversely impact its market price. The issuance or sale of shares of Middlesex Common Stock, or the perception that such issuances or sales could occur, could adversely affect the market price of Middlesex Common Stock, even if our business is doing well. Any of the foregoing may also impair our ability to raise additional capital through the sale of shares of Middlesex Common Stock. The market price of Middlesex Common Stock may be influenced by many factors, some of which are beyond our control, including the factors discussed above under “Forward-Looking Statements” or elsewhere in the accompanying prospectus and the documents incorporated by reference herein and therein and include the following:

•	actual or anticipated fluctuations in our operating results or our competitors’ or peers’ operating results;
•	actions by applicable regulatory authorities;
•	announcements by us, our competitors or our partners of significant contracts, acquisitions, divestitures or strategic investments;
•	our growth rate and our competitors’ or peers’ growth rates;
•	the financial markets and general economic conditions;
•	changes in stock market analyst recommendations regarding us, our competitors, our peers or the water utility industry generally, or lack of analyst coverage of Middlesex Common Stock;
•	sales of Middlesex Common Stock by our executive officers, directors and significant shareholders or sales of substantial amounts of Middlesex Common Stock or securities convertible into or exchangeable for Middlesex Common Stock, including certain of our cumulative and convertible preferred stock;
•	changes in the amount of Middlesex Common Stock dividends per share, the common stock dividends per share paid by our competitors and interest rates; and
•	changes in tax laws and regulations.

USE OF PROCEEDS

We will receive approximately $      million in net proceeds from the sale of the shares of Middlesex Common Stock we are offering pursuant to this prospectus supplement, after deducting an aggregate of approximately $      in underwriting discounts and commissions and estimated offering expenses. If the underwriters’ option is exercised in full, we estimate that our net proceeds will be approximately $      million.

We expect to use all of the net proceeds from this offering for general corporate purposes, including paying down short-term borrowings, completing acquisitions and funding initiatives.

CAPITALIZATION

The following table sets forth, as of September 30, 2019, our capitalization on an actual basis and on an as adjusted basis to give effect to the sale of the shares of Middlesex Common Stock in this offering. This table should be read in conjunction with our Consolidated Financial Statements and the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are incorporated by reference herein.

	As of September 30, 2019
	Actual	% of Capitalization	As Adjusted	% of Capitalization
Common Stock Equity	$275,795	54.5%
Preferred Stock	2,084	0.4%
Long-Term Debt	228,272	45.1%
Total Capitalization	$506,151	100.0%
Short-Term Debt	$65,661

MARKET PRICE, DIVIDENDS AND DIVIDEND POLICY

Middlesex Common Stock is listed on the NASDAQ Global Select Market under the symbol “MSEX.” As of November 18, 2019, there were (a) 16,670,563 shares of Middlesex Common Stock outstanding and (b) approximately 1,842 holders of record. The following table sets forth the high and low sale prices on the NASDAQ Global Select Market and the cash dividends declared(1) on shares of Middlesex Common Stock for the periods indicated.

2019	High	Low	Dividend

Fourth Quarter(2)	$67.69	$58.75	$0.25625
Third Quarter	$66.10	$55.30	$0.24000
Second Quarter	$63.68	$52.51	$0.24000
First Quarter	$60.48	$51.02	$0.24000

2018	High	Low	Dividend

Fourth Quarter	$60.31	$43.12	$0.24000
Third Quarter	$49.00	$41.77	$0.22375
Second Quarter	$45.24	$34.74	$0.22375
First Quarter	$41.45	$33.96	$0.22375

2017	High	Low	Dividend

Fourth Quarter	$46.74	$39.10	$0.22375
Third Quarter	$40.87	$36.99	$0.21125
Second Quarter	$41.50	$32.23	$0.21125
First Quarter	$42.80	$34.55	$0.21125

(1) The Company may not pay any dividends on Middlesex Common Stock unless full cumulative dividends to the preceding dividend date for all outstanding shares of preferred stock have been paid or set aside for payment. Future dividends, if any, may be declared and paid at the discretion of the Company’s Board of Directors and will depend on our future earnings, financial condition and other factors.

(2) Through the close of the trading day on November 18, 2019.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of material United States federal income and estate tax consequences of the purchase, ownership and disposition of Middlesex Common Stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset (generally, property held for investment) by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of Middlesex Common Stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with non-U.S., state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to non-U.S. holders that are subject to special treatment under the United States federal income tax laws, including, without limitation:

•	United States expatriates;
•	foreign pension funds;
•	“controlled foreign corporations” and “passive foreign investment companies”;
•	a partnership or other pass-through entity for United States federal income tax purposes (and investors therein);
•	persons subject to the alternative minimum tax;
•	persons holding Middlesex Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	brokers, dealers or traders in securities;
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell Middlesex Common Stock under the constructive sale provisions of the Code; and
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Middlesex Common Stock being taken into account in an applicable financial statement.

We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Middlesex Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Middlesex Common Stock, you should consult your tax advisors.

If you are considering the purchase of Middlesex Common Stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of Middlesex Common Stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of Middlesex Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in Middlesex Common Stock, the excess will be treated as gain from the disposition of Middlesex Common Stock (the tax treatment of which is discussed below under “Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if Middlesex Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of Middlesex Common Stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We have not determined whether we are a “United States real property holding corporation” for United States federal income tax purposes. We can give no assurance that we are not or will not become one in the future. If we are or become a “United States real property holding corporation,” so long as Middlesex Common Stock is regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of Middlesex Common Stock will be subject to United States federal income tax on the gain derived from the sale or other disposition of Middlesex Common Stock in the same manner as if the non-U.S. holder were a United States person as defined in the Code.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes and may give rise to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption (though such holder may be subject to the general dividend withholding tax discussed above in “Dividends”).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of Middlesex Common Stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on Middlesex Common Stock to (1) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA, or (b) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (2) a “non- financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA, or (b) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of Middlesex Common Stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of shares of Middlesex Common Stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities which are deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements (each of the foregoing described in clauses (i), (ii), and (iii) being referred to herein as a “Plan”).

General Fiduciary Matters and Prohibited Transaction Issues

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

In considering an investment in Middlesex Common Stock with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duty to the Plan, including without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Government plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring shares of Middlesex Common Stock.

Representation

Accordingly, by its acceptance of shares of Middlesex Common Stock, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire shares of Middlesex Common Stock constitutes assets of any Plan or (ii) the acquisition of shares of Middlesex Common Stock by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing shares of Middlesex Common Stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA,

Section 4975 of the Code or any Similar Law and whether an exemption would be required. Neither this discussion nor anything provided in this prospectus is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of shares of Middlesex Common Stock should consult and rely on their own counsel and advisers as to whether an investment in shares of Middlesex Common Stock is suitable for the Plan. The sale of shares of Middlesex Common Stock to any Plan is in no respect a representation by us, an underwriter or any of our or their affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such investment is prudent or appropriate for plans generally or any particular Plan.

UNDERWRITING

Robert W. Baird & Co. Incorporated and Janney Montgomery Scott LLC are serving as joint book-running managers of this offering and as representatives of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the shares of Middlesex Common Stock being offered hereby. Subject to certain conditions set forth in the underwriting agreement, each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Middlesex Common Stock set forth in the following table.

Underwriters	Number of Shares
Robert W. Baird & Co. Incorporated
Janney Montgomery Scott LLC
Boenning & Scattergood, Inc.

Total

The underwriters are committed to take and pay for all of the shares offered by us, if any are taken, other than the shares covered by the option described below. The obligations of the underwriters under the underwriting agreement may be terminated upon the occurrence of certain stated events, including that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to           additional shares of Middlesex Common Stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table.

The underwriters propose to offer some of the shares of Middlesex Common Stock to the public initially at the offering price per share shown on the cover page of this prospectus supplement and may offer shares of Middlesex Common Stock to certain dealers at such price less a concession not in excess of $          per share. The underwriters may allow, and such dealers may also allow, a concession not in excess of $          per share to certain other dealers. After the public offering of the shares of Middlesex Common Stock described herein, the public offering price and the concessions may be changed by the underwriters.

The following table shows the per share and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option:

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise

Underwriting discounts and commissions to be paid by us	$	$	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $      million, which will be paid by us.

We have agreed that we will not (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Middlesex Common Stock or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, Middlesex Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Middlesex Common Stock (iii) file any registration statement with the SEC relating to the offering of any shares of Middlesex Common Stock or any securities convertible into or exercisable or exchangeable for Middlesex Common Stock, (iv) offer to sell shares of Middlesex Common Stock pursuant to a dividend reinvestment plan or direct share purchase plan at a discount to fair market value or (v) publicly announce an intention to effect any transaction or action specified in (i), (ii), (iii) or (iv), in each case without the prior written consent of Robert W. Baird & Co. Incorporated and Janney Montgomery Scott LLC for a period of 60 days after the date of this prospectus supplement, subject to certain limited exceptions set forth in the underwriting agreement.

Our directors and executive officers have entered into lock-up agreements with the underwriters in connection with this offering pursuant to which each of these persons will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, make any short sale, grant any option, right or warrant to purchase, lend, or otherwise transfer, sell or dispose of, directly or indirectly, any shares of Middlesex Common Stock or any securities convertible into or exercisable or exchangeable for Middlesex Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Middlesex Common Stock, (iii) file any registration statement with the SEC relating to the offering of any shares of Middlesex Common Stock or any securities convertible into or exercisable or exchangeable for Middlesex Common Stock, or (iv) publicly announce an intention to effect any transaction specified in (i), (ii) or (iii), in each case without the prior written consent of Robert W. Baird & Co. Incorporated and Janney Montgomery Scott LLC for a period of 60 days after the date of this prospectus supplement, subject to certain limited exceptions set forth in the lock-up agreements.

We have agreed to indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect thereof.

Middlesex Common Stock is listed on the NASDAQ Global Select Market under the symbol “MSEX.”

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may effect certain transactions in shares of Middlesex Common Stock in the open market in order to prevent or retard a decline in the market price of Middlesex Common Stock while this offering is in progress. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. “Covered” shorts are short positions in an amount not greater than the underwriters’ option described herein, and “naked” shorts are short positions in excess of that amount. In determining the source of shares to close out a “covered” short, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option. A “covered” short may be covered by either exercising the underwriters’ option or purchasing shares in the open market. A “naked” short is more likely to be created if underwriters are concerned that there may be downward pressure on the price of Middlesex Common Stock in the open market prior to the completion of the offering, and may only be closed out by purchasing shares in the open market. Stabilizing transactions consist of various bids for or purchases of Middlesex Common Stock made by the underwriters in the open market prior to the completion of the offering.

In addition, the underwriters may, pursuant to Regulation M under the Securities Act, also impose a penalty bid, which is when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or slowing a decline in the market price of Middlesex Common Stock, and together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of Middlesex Common Stock. As a result, the price of Middlesex Common Stock may be higher than the price that might otherwise exist in the open market. If these activities are commenced by the underwriters, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Electronic Distribution

In connection with this offering, certain of the underwriters may distribute prospectuses by electronic means, such as email. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers, and allocate a limited number of shares for sale to its online brokerage customers. A prospectus in electronic format is being made available on the website maintained by one or more of the bookrunners of this offering and may be made available on websites maintained by the other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not a part of the prospectus or the registration statement, of which this prospectus supplement forms a part.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, investment research, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may provide from time to time in the future, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, certain of the underwriters and their respective affiliates may from time to time effect transactions for their own account or the account of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities (including related derivative securities) and financial instruments (including bank loans), and may continue to do so in the future. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares of Middlesex Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103

Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Middlesex Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters in connection with the validity of the shares of Middlesex Common Stock offered hereby will be passed upon for us by Saul Ewing Arnstein & Lehr LLP. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of our internal controls over financial reporting have been audited by Baker Tilly Virchow Krause, LLP, an independent registered accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, accordingly, file annual and quarterly reports, proxy statements and other information with the SEC. These materials may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please contact the SEC at (800) SEC-0330 for information on the operation of the Public Reference Room. In addition, our SEC filings are available to the public at the SEC’s website at www.sec.gov and on our website at www.middlesexwater.com.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 we have filed with the SEC, under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may find the registration statement, including exhibits, on the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus supplement or in any other subsequently filed document that also is incorporated by reference herein. Information we file later with the SEC will automatically update and supersede the information in this prospectus supplement and in documents incorporated by reference. We incorporate by reference the documents listed below:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 8, 2019;
(b)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 11, 2019 that are incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018;
(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 6, 2019;
(d)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on July 31, 2019;
(e)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed on November 1, 2019;
(f)	The Company’s Current Reports on Form 8-K, filed on January 29, 2019, April 22, 2019, April 25, 2019, May 22, 2019, July 2, 2019, July 25, 2019, August 5, 2019, September 6, 2019, September 23, 2019, September 25, 2019, October 3, 2019, October 8, 2019, October 21, 2019 and October 23, 2019 (in each case, except for information contained therein which is furnished rather than filed);
(g)	The material under the caption “Description of Capital Stock” in the Company’s Registration Statement on Form 8-A under Section 12(g) of the Exchange Act, which incorporates by reference the information under “Common Stock” in the prospectus constituting a part of the Company’s Registration Statement on Form S-1 (File No. 2-55058) and any subsequent amendments and reports filed for the purposes of updating such descriptions; and
(h)	All documents filed by the Company after the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering of the securities covered by this prospectus supplement, except as to any portion of any future report or document that is not deemed filed under such provisions.

We will provide you without charge, upon written or oral request, a copy of any of the documents incorporated by reference. Requests should be directed to: Middlesex Water Company, 485C Route 1 South, Suite 400, Iselin, New Jersey 08830, Attn: Bernadette Sohler, Vice President, Corporate Affairs (732) 638-7549.

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may provide to you in connection with this offering. Neither we nor the underwriters take any responsibility for, or provide any assurances as to the reliability of, any additional or different information that others may give you. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide to you in connection with this offering is accurate only as of their respective dates or as of the respective dates specified in such information, as applicable, and the information contained in documents incorporated by reference is accurate only as of the respective dates of those documents or as of the respective dates specified in such information, as applicable, in each case regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any such free writing prospectus or any sale of

Middlesex Common Stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

Middlesex Water Company

Common Stock

From time to time, we may offer, issue and sell shares of our Common Stock in one or more offerings.

This prospectus provides a general description of the securities we may offer. When we offer securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

Our Common Stock is traded on The NASDAQ Global Select Market under the symbol “MSEX”.

We may offer and sell our securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis or through a combination of such methods. See “Plan of Distribution” on page 13. If agents, underwriters or dealers are used to sell our securities, we will name them and describe their compensation in a prospectus supplement. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Investing in our securities involves certain risks. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 4 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 6, 2019

Page

ABOUT THIS PROSPECTUS	1
COMPANY OVERVIEW	2
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	7
DESCRIPTION OF OUR CAPITAL STOCK	8
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	13
EXPERTS	14
WHERE YOU CAN FIND ADDITIONAL INFORMATION	15
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	16

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this documentation are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Neither the delivery of this prospectus or any accompanying prospectus supplement, nor any sale of securities made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide you in connection with an offering or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. You should assume that the information in this prospectus or any accompanying prospectus supplement, as well as the information incorporated by reference in this prospectus or any accompanying prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”) using the “shelf” registration process. Under the shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus in a manner not described herein, we will provide you with a prospectus supplement that will contain specific information about the terms of the offering and means of distribution. A prospectus supplement may include other special considerations applicable to such offering of securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. We urge you to carefully read this prospectus, the applicable prospectus supplement and any free writing prospectus relating to the specific issue of securities, together with the information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before you invest in our securities.

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the applicable securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part. References to “securities” include any security that we might sell under this prospectus or any prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information”.

COMPANY OVERVIEW

Middlesex Water Company was incorporated as a water utility company in 1897 and owns and operates regulated water utility and wastewater systems in New Jersey, Delaware and Pennsylvania. Middlesex also operates water and wastewater systems under contract on behalf of municipal and private clients in New Jersey, Delaware and Maryland.

The terms “the Company,” “we,” “our,” and “us” refer to Middlesex Water Company and its subsidiaries, including Tidewater Utilities, Inc. (“Tidewater”) and Tidewater’s wholly-owned subsidiaries, Southern Shores Water Company, LLC (“Southern Shores”) and White Marsh Environmental Systems, Inc. (“White Marsh”). The Company’s other subsidiaries are Pinelands Water Company (“Pinelands Water”) and Pinelands Wastewater Company (“Pinelands Wastewater”), Utility Service Affiliates, Inc. (“USA”), Utility Service Affiliates (Perth Amboy) Inc., (“USA-PA”), Tidewater Environmental Services, Inc. (“TESI”) and Twin Lakes Utilities, Inc. (“Twin Lakes”).

The Company’s principal executive offices are located at 485C Route 1 South, Suite 400, Iselin, New Jersey 08830. Our telephone number is (732) 634-1500. Our website address is http://www.middlesexwater.com. Except as expressly stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus, and no such information should be considered a part of this prospectus. We make available, free of charge through our website, reports and amendments filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) after such material is electronically filed with or furnished to the SEC.

Middlesex System

The Middlesex System in New Jersey provides water services to approximately 61,000 retail customers, primarily in eastern Middlesex County, New Jersey and provides water under wholesale contracts to the City of Rahway, Townships of Edison and Marlboro, the Borough of Highland Park and the Old Bridge Municipal Utilities Authority. The Middlesex System treats, stores and distributes water for residential, commercial, industrial and fire protection purposes. The Middlesex System also provides water treatment and pumping services to the Township of East Brunswick under contract. The amount of water supply allocated to the Township of East Brunswick is granted directly to the Township by the New Jersey Water Supply Authority.

The Middlesex System’s retail customers are located in an area of approximately 55 square miles in Woodbridge Township, the City of South Amboy, the Boroughs of Metuchen and Carteret, portions of the Township of Edison and the Borough of South Plainfield, all in Middlesex County and a portion of the Township of Clark in Union County. Retail customers include a mix of residential customers, large industrial concerns and commercial and light industrial facilities. These customers are located in generally well-developed areas of central New Jersey.

The contract customers of the Middlesex System comprise an area of approximately 110 square miles with a population of approximately 219,000. Contract sales to the Townships of Edison and Marlboro, the City of Rahway and the Old Bridge Municipal Utilities Authority are supplemental to the water systems owned and operated by these customers. Middlesex is the sole source of water for the Borough of Highland Park and the Township of East Brunswick.

Middlesex provides water service to approximately 300 customers in Cumberland County, New Jersey. This system is referred to as Bayview, and is not physically interconnected with the Middlesex System.

Through our subsidiary, USA-PA, we operate the water supply system and wastewater system for the City of Perth Amboy, New Jersey. Our other New Jersey subsidiaries, Pinelands Water and Pinelands Wastewater, provide water and wastewater services to residents in Southampton Township, New Jersey. Our USA subsidiary operates the Borough of Avalon, New Jersey’s water utility, sewer utility and storm water system under a ten-year operations and maintenance contract. Under a marketing agreement with HomeServe USA, USA offers residential customers in New Jersey and Delaware a menu of water and wastewater related home maintenance programs. USA also provides unregulated water and wastewater services under contract with several other smaller New Jersey municipalities.

Tidewater System

Tidewater, together with its wholly-owned subsidiary, Southern Shores, provides water services to approximately 47,000 retail customers for residential, commercial and fire protection purposes in approximately 415 separate communities in New Castle, Kent and Sussex Counties, Delaware. White Marsh is a wholly-owned subsidiary of Tidewater that is unregulated as to rates and operates or maintains more than 55 water and/or wastewater systems under contracts that serve approximately 4,000 residential customers.

TESI System

Our TESI subsidiary provides wastewater collection and treatment services to approximately 3,600 residential customers in Sussex County, Delaware.

Twin Lakes System

Our Pennsylvania subsidiary, Twin Lakes, provides water services to approximately 120 customers in Shohola, Pennsylvania.

RISK FACTORS

Investing in our securities involves certain risks. You should carefully consider the risks and uncertainties described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described under the headings “Risk Factors” in the documents incorporated herein by reference, including in our Annual Report on Form 10-K for the year ended December 31, 2018, in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, before making an investment decision. The risks and uncertainties we have described are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors referenced in the section “Risk Factors.”

This prospectus, including the sections entitled “About this Prospectus” and “Risk Factors,” contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our expected financial condition, performance, prospects and earnings;
•	strategic plans for growth;
•	our expected liquidity needs during the upcoming fiscal year and beyond and the sources and availability of funds to meet our liquidity needs;
•	expected customer rates, consumption volumes, service fees, revenues, margins, expenses and operating results;
•	financial projections;
•	the expected amount of cash contributions to fund our retirement benefit plans, anticipated discount rates and rates of return on retirement benefit plan assets;
•	our the ability to pay dividends;
•	our compliance with environmental laws and regulations and estimations of the materiality of any related costs;
•	the safety and reliability of our equipment, facilities and operations;
•	trends;
•	the availability and quality of our water supply;
•	the decisions of governmental and regulatory bodies, including decisions to raise or lower customer rates;
•	the timeliness and outcome of regulatory commissions’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions, taxes, permitting and other decisions;
•	changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts;
•	limitations on the availability of our water supplies or sources of water, or restrictions on our use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors;
•	changes in laws, governmental regulations and policies, including with respect to environmental, health and safety, water quality and emerging contaminants, public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections;
•	weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds flooding, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms and solar flares;

•	our ability to appropriately maintain current infrastructure, including our operational and information technology (“IT”) systems;
•	exposure or infiltration of our critical infrastructure, operational technology and IT systems, including the disclosure of sensitive or confidential information contained therein, through physical or cyber-attacks or other means;
•	our ability to obtain permits and other approvals for projects;
•	changes in our capital requirements;
•	our ability to control operating expenses and to achieve efficiencies in our operations; and
•	the intentional or unintentional actions of a third party, including contamination of our water supplies or water provided to our customers.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those indicated by these forward-looking statements, as well as those risks more fully discussed in the “Risk Factors” section in this prospectus, the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Item 1A: Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K for the period ended December 31, 2018, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

Given these uncertainties, readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake to update any forward-looking statements after the date of this prospectus or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we may offer by this prospectus to fund our capital expenditures, to provide capital for our growth strategy and to purchase and maintain plant equipment, as well as for working capital and other general corporate purposes. Our management will have broad discretion in the use and allocation of net proceeds from the sale of any securities sold by us.

DESCRIPTION OF OUR CAPITAL STOCK

General

The following description of certain terms of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended, our by-laws as amended, and the applicable provisions of the New Jersey Business Corporation Act. Our restated certificate of incorporation, as amended, and a copy of our by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. We encourage you to read our restated certificate of incorporation, as amended, and our by-laws, as amended, in their entirety.

As of June 30, 2019, our authorized capital stock consists of 40,000,000 shares of Common Stock, no par value; 123,357 shares of Preferred Stock, no par value; and 100,000 shares of Preference Stock, no par value. As of June 30, 2019, 16,554,059 shares of Common Stock, 23,357 shares of Preferred Stock and no shares of the Preference Stock were outstanding.

The authorized Preferred Stock is comprised of four designated series: $7 Series Cumulative Preferred Stock”, “$4.75 Series Cumulative Preferred Stock”, “$7 Cumulative and Convertible Preferred Stock”, “$8 Cumulative and Convertible Preferred Stock”, and undesignated shares. The Board of Directors is authorized to determine and designate the rights, preferences and privileges of the 100,000 shares of undesignated Preferred Stock and the 100,000 shares of Preference Stock from time to time.

Dividend Rights

Holders of outstanding shares of Preferred Stock have a preferred right to payment of cash dividends, before payment of dividends on Common Stock, at the following per annum rates: $7 Series Cumulative Preferred Stock at the rate of $7.00 per share, $4.75 Series Cumulative Preferred Stock at the rate of $4.75 per share, $7 Cumulative and Convertible Preferred Stock at the rate of $7.00 per share and $8 Cumulative and Convertible Preferred Stock at the rate of $8.00 per share. Dividend preferences among all these series are pari passu with one another.

Whenever all cumulative dividends have been paid on outstanding Preferred Stock and the Preference Stock outstanding, the Board of Directors may declare and pay dividends on the outstanding Common Stock out of legally available funds. The Company’s outstanding mortgage indenture limits payments for cash dividends and share repurchases, but only if the aggregate amount of all payments of cash dividends and share repurchases actually paid from and after December 31, 1972 exceeds the aggregate of all consolidated net income of the Company for the same period by at least $1 million. This limitation has had no impact on payment of dividends or share repurchases since 1972.

Voting Rights

Every holder of Common Stock is entitled to one vote for each share held of record. Our Board of Directors is divided into three classes of directors, serving staggered three-year terms. A classified board has the effect of increasing the time required to effect a change in control of the board.

No holder of Preferred Stock or Preference Stock has any right to vote for the election of directors or, except as otherwise required by law, for any other purpose. However, if and whenever dividends on the outstanding Preferred Stock are in arrears in an amount equal to at least four quarterly dividends, the holders of the outstanding Preferred Stock of all series, voting as a class, are entitled, until all dividends in arrears are paid, to elect two members to the Board of Directors, which two members shall be in addition to the directors elected by the holders of the Common Stock. If and whenever dividends on outstanding Preference Stock are in arrears in an amount equal to at least four quarterly dividends, the holders of the outstanding Preference Stock of all series, voting as a class, are entitled, until all dividends in arrears are paid, to elect two members to the Board of Directors, in addition to the members elected by the holders of the Common Stock and by the holders of the Preferred Stock.

Liquidation Rights

Holders of Common Stock are entitled to share on a pro rata basis, subject to the preferred rights of holders of Preferred Stock and Preference Stock (as outlined below), in the assets of the Company legally available for distribution to shareholders in the event of the Company’s liquidation, dissolution or winding up.

Preferred Stock

As of June 30, 2019, our restated certificate of incorporation, as amended, authorized the issuance of 123,357 shares of Preferred Stock of which 23,357 shares were outstanding as of June 30, 2019, in several series as described below.

$7 Series Cumulative Preferred Stock.

There were 784 shares of this series issued and outstanding at June 30, 2019. The holders of shares in this series have a liquidation preference in the amount of $100 per share. Shares of this series may not be converted into shares of any other class or series, and are not subject to redemption.

$4.75 Series Cumulative Preferred Stock

There were 10,000 shares of this series issued and outstanding at June 30, 2019. The holders of shares in this series have a liquidation preference in the amount of the redemption price for such shares in effect at the time in the event of a voluntary liquidation, and $100 per share plus accumulated and unpaid dividends thereon in the event of an involuntary liquidation. The Company may redeem shares of this series in any calendar year at a price of $100 per share plus accumulated and unpaid dividends thereon. Shares of this series may not be converted into shares of any other class or series.

$7 Cumulative and Convertible Preferred Stock.

There were 9,573 shares of this series issued and outstanding at June 30, 2019. The shares have a liquidation preference in the amount of the redemption price for such shares in effect at the time in the event of a voluntary liquidation, and $100 per share in the event of an involuntary liquidation plus accrued and unpaid dividends. Each share is convertible into Common Stock at the option of the holder at a conversion rate of 12 shares of Common Stock for each share of this series converted. The Company may redeem up to 10% of the outstanding shares of this series in any calendar year at a price equal to the fair value of three shares of Common Stock for each share of this series redeemed.

$8 Cumulative and Convertible Preferred Stock.

There were 3,000 shares of this series issued and outstanding at June 30, 2019. The shares have a liquidation preference in the amount of $120 per share plus accrued and unpaid dividends. Each share is convertible into Common Stock at the option of the holder or the Company at a conversion rate of 13.714 shares of Common Stock for each share of this series converted. This series is not subject to redemption.

Preference Stock

No shares of authorized Preference Stock are issued and outstanding. The Board of Directors has the power to divide authorized Preference Stock in one more series, and to designate for each series the rights, preferences and conditions of each series as to matters such as dividend rates, liquidation preference voting rights, conversion and redemption.

Common Stock

There were 40,000,000 shares of Common Stock authorized, and 16,554,059 shares of Common Stock issued and outstanding, as of June 30, 2019.

The prospectus supplement relating to any Common Stock being offered will include specific terms relating to the offering.

Restriction on Acquisitions

As a New Jersey corporation, we are a subject to New Jersey’s Shareholder Protection Act (the “Shareholder Protection Act”). The Shareholder Protection Act bars any “business combination” as defined in that Act (generally, a merger or other acquisition transaction) with any person or affiliate of a person who owns 10% or more of the our outstanding voting stock for a period of five years after such person first owns 10% or more the voting shares, unless the “business combination” both is approved by the Board of Directors prior to the time that person acquires 10% or more of our voting stock and meets certain other statutory criteria.

Stock Exchange Listing

Our Common Stock is listed on the NASDAQ Global Select Market. The trading symbol for our Common Stock is “MSEX.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc. The transfer agent and registrar’s address is P.O. Box 1342, Brentwood, New York 11717.

Indemnification

Our restated certificate of incorporation, as amended, and our by-laws, as amended, provide that we shall indemnify our directors and officers to the fullest extent permitted by law. These agreements will, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person’s status as a member of our Board of Directors.

PLAN OF DISTRIBUTION

We may offer and sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	through agents;
•	to or through underwriters;
•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;
•	through brokers or dealers;
•	directly by us to purchasers, including through a specific bidding, auction or other process; or
•	through a combination of any of these methods of sale.

Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include, without limitation:

•	purchases of the securities by a broker-dealer as principal;
•	ordinary brokerage transactions; or
•	transactions in which the broker-dealer solicits purchasers.

We may sell offered securities through agents designated by us from time to time. Any agent in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the applicable prospectus supplement. Unless indicated in such prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is satisfied.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

To the extent that we make sales through one or more underwriters or agents in at the market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at the market offering arrangement between us and the underwriters or agents. If we engage in at the market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined as of the date of this prospectus. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our Common Stock. The terms of each such agreement will be set forth in more detail in a prospectus supplement.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Jay L. Kooper, Vice President, General Counsel and Secretary, Middlesex Water Company. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of our internal control over financial reporting have been audited by Baker Tilly Virchow Krause, LLP, an independent registered accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are subject to the information requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, or EDGAR, via electronic means, including the SEC’s website, www.sec.gov.

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption. We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to the Secretary at 485C Route 1 South, Suite 400, Iselin, New Jersey 08830, (732) 634-1500. You may also find these documents in the “Investor Relations” section of our website, www.middlesexwater.com. Except as expressly stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus, and no such information should be considered a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file after the date hereof with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, after the date of this prospectus and prior to the termination of this offering:

•	Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 8, 2019;
•	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2019, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 6, 2019;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on July 31, 2019;
•	Current Reports on Form 8-K filed with the SEC on January 29, 2019, April 22, 2019, April 25, 2019, May 22, 2019, July 2, 2019, July 25, 2019, August 5, 2019 and September 6, 2019 (in each case, except for information contained therein which is furnished rather than filed); and
•	The material under the caption “Description of Capital Stock” in the Company’s Registration Statement on Form 8-A under Section 12(g) of the Exchange Act, which incorporates by reference the information under “Common Stock” in the prospectus constituting a part of the Company’s Registration Statement on Form S-1 (File No. 2-55058) and any subsequent amendments and reports filed for the purposes of updating such descriptions.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

Middlesex Water Company 485C Route 1 South, Suite 400, Iselin, New Jersey 08830 (732) 634-1500.

You may also access these documents, free of charge on the SEC’s website at http://www.sec.gov or on our website at www.middlesexwater.com. Except as expressly stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus, and no such information should be considered a part of this prospectus.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

$35,000,000

Middlesex Water Company

Common Stock

Prospectus Supplement

November     , 2019

Baird
Janney Montgomery Scott
Boenning & Scattergood